Exhibit 99.1

GENTEX REPORTS FOURTH QUARTER AND YEAR END 2016 FINANCIAL RESULTS
Zeeland, Michigan, January 27, 2017 - Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the fourth quarter and calendar year ended December 31, 2016.

Fourth Quarter and Calendar Year 2016 Highlights

•	Unit shipment growth and revenue growth of 9% year over year

•	Gross Margin increased from 40.2% to 40.3% quarter over quarter and from 39.1% to 39.8% year over year

•	Net Income increased by 9% year over year

•	Earnings per diluted share increased by 10% year over year to $1.19 per diluted share

•	2.3 million shares repurchased during the quarter and 10.3 million shares repurchased during the year

•	$16.9 million of debt repayment for the quarter and $47.5 million for calendar year 2016

For the fourth quarter of 2016, the Company reported net sales of $419.9 million, an increase of 4% compared to net sales of $405.6 million for the fourth quarter of 2015. The increase was primarily due to a 4% increase in auto-dimming interior and exterior rearview mirror shipments on a quarter over quarter basis. During the fourth quarter of 2016, a raw material shortage of a specific commodity, which is used in the majority of the Company's interior and exterior auto-dimming mirrors, impacted the ability of the Company to meet full customer demand for the fourth quarter and resulted in a negative impact to unit shipments and revenue for the quarter. Also, during the most recently completed quarter, incremental plant shutdowns at OEM’s and inventory adjustments at certain Tier 1 customers negatively impacted quarterly unit shipments and revenue. The combined negative impact on revenue of these issues was approximately $15 million in the quarter.
For calendar year 2016, the Company’s net sales increased 9% to $1.68 billion compared to $1.54 billion for calendar year 2015, primarily as a result of a 9% increase in auto-dimming interior and exterior mirror unit shipments.

Exhibit 99.1

The gross profit margin in the fourth quarter of 2016 was 40.3% compared with a gross profit margin of 40.2% in the fourth quarter of 2015. The positive impact of strong advanced feature shipments during the quarter, as well as purchasing cost reductions, more than offset the costs and inefficiencies associated with the aforementioned raw material shortage and sales shortfall, as well as the customary impacts related to annual customer price reductions. For calendar year 2016, the gross profit margin was 39.8%, compared with a gross profit margin of 39.1% for calendar year 2015. For the full year, favorable product mix as well as purchasing cost reductions, more than offset the impact of annual customer price reductions.
Operating expenses during the fourth quarter of 2016 were $41.2 million, up 13% compared to operating expenses of $36.6 million in the fourth quarter of 2015. Operating expenses during the quarter were higher than anticipated primarily due to premium freight charges and travel costs associated with the aforementioned raw material shortages, as well as foreign office expenses which were impacted by unfavorable exchange rates. In total, these costs negatively impacted fourth quarter operating expenses by approximately $1.2 million. For calendar year 2016, operating expenses were $156.7 million, up 8% compared to $145.0 million in calendar year 2015.
Net income for the fourth quarter of 2016 was $88.8 million, compared to net income of $88.4 million in the fourth quarter of 2015. Net income in calendar year 2016 was $347.6 million, up 9% compared with net income of $318.5 million in calendar year 2015.
Earnings per diluted share in the fourth quarter of 2016 were $0.31, compared with earnings per diluted share of $0.30 in the fourth quarter of 2015. Earnings per diluted share were $1.19 for calendar year 2016, compared with $1.08 for calendar year 2015.
Auto-dimming unit shipments in the fourth quarter of 2016 increased 4% compared with the fourth quarter of 2015 and for calendar year 2016 increased 9% compared to calendar year 2015. As a result, automotive net sales in the fourth quarter of 2016 were $411.5 million, up 4% compared with $395.9 million in the fourth quarter of 2015, and for calendar year 2016 were $1.64 billion, up 9% compared with $1.51 billion in calendar year 2015.
Other net sales were $8.4 million in the fourth quarter of 2016, down 14% compared with $9.7 million in the fourth quarter of 2015, but for calendar year 2016 were up 7% to $39.2 million, when compared with $36.7 million in calendar year 2015.

Exhibit 99.1

Share Repurchases
The Company repurchased 2.3 million shares of its common stock during the fourth quarter of 2016 and for the year ended December 31, 2016, repurchased 10.3 million shares of its common stock pursuant to its previously announced share repurchase plan. As of December 31, 2016, the Company has 6.7 million shares remaining available for repurchase in the plan. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the fourth quarter of 2016, the Company paid down $15 million on its revolver loan, and for calendar year 2016 paid down $40 million on the same, which was in addition to normally scheduled principal repayments of $1.9 million and $7.5 million respectively for the fourth quarter of 2016 and for calendar year 2016, on the Company's term loan. The Company may, at its discretion, pay additional principal toward its loans in the future, depending on macroeconomic trends, capital expenditure spending, cash and money market interest rates, the amount of available free cash and other factors that it deems appropriate for timing and amounts of incremental debt repayments.
Future Estimates
The Company’s forecasts for light vehicle production for calendar year 2017 and 2018 are based on the IHS Automotive mid-January 2017 forecast for light vehicle production in North America, Europe, Japan and Korea. Based on the following light vehicle production forecasts for 2017 and 2018, the Company is giving certain annual guidance for 2017 and revenue guidance for 2018:

Light Vehicle Production (per IHS Automotive Mid-January light vehicle production forecast)
(in Millions)
Region	Calendar Year 2018	Calendar Year 2017	Calendar Year 2016	2018 vs. 2017 % Change	2017 vs. 2016 % Change
North America	17.9	17.6	17.8	2%	(1)%
Europe	22.1	21.8	21.5	1%	1%
Japan and Korea	12.9	13.2	12.8	(2)%	3%
Total Light Vehicle Production	52.9	52.6	52.1	1%	1%

Exhibit 99.1

2017 Guidance
Revenue	$1.78 - $1.85 billion
Gross Margin	39.0% - 40.0%
Operating Expenses (E, R&D and S, G&A)	$165 - $172 million
Tax Rate	31.5% - 32.5%
Capital Expenditures	$115 - $130 million
Depreciation & Amortization	$95 - $105 million
Based on the aforementioned forecasts, the Company currently expects 2018 revenue growth of approximately 6 - 10% above the 2017 revenue estimates.

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products; our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only

Exhibit 99.1

as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Fourth Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, January 27, 2017. The dial-in number to participate in the call is 1-844-389-8658, passcode 51106947. Participants may listen to the call via audio streaming via the link in the lower left corner of www.gentex.com or by visiting http://edge.media-server.com/m/p/3hfq6jm8. Previous conference calls hosted by the Company are available at http://ir.gentex.com/WebcastArchives.

About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended December 31,			Twelve Months ended December 31,
	2016	2015	% Change	2016	2015	% Change
North American Interior Mirrors	2,233	2,198	2%	9,068	8,649	5%
North American Exterior Mirrors	916	872	5%	3,631	3,335	9%
Total North American Mirror Units	3,149	3,070	3%	12,698	11,984	6%
International Interior Mirrors	4,186	3,966	6%	16,957	14,868	14%
International Exterior Mirrors	1,560	1,519	3%	6,447	6,133	5%
Total International Mirror Units	5,746	5,485	5%	23,404	21,002	11%
Total Interior Mirrors	6,419	6,164	4%	26,025	23,517	11%
Total Exterior Mirrors	2,477	2,392	4%	10,077	9,468	6%
Total Auto-Dimming Mirror Units	8,896	8,555	4%	36,102	32,985	9%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended December 31,		Twelve Months ended December 31,
	2016	2015	2016	2015
Net Sales	$419,912,916	$405,592,635	$1,678,924,756	$1,543,617,706
Cost of Goods Sold	250,745,919	242,349,123	1,010,472,512	939,841,654
Gross profit	169,166,997	163,243,512	668,452,244	603,776,052

Engineering, Research & Development	24,489,920	22,984,663	94,238,032	88,392,919
Selling, General & Administrative	16,741,134	13,596,366	62,471,277	56,616,694
Income from operations	127,935,943	126,662,483	511,742,935	458,766,439

Other Income	1,118,526	2,013,168	(1,182,162)	4,825,017
Income before Income Taxes	129,054,469	128,675,651	510,560,773	463,591,456

Provision for Income Taxes	40,293,075	40,280,095	162,969,497	145,121,597
Net Income	$88,761,394	$88,395,556	$347,591,276	$318,469,859

Earnings Per Share
Basic	$0.31	$0.30	$1.21	$1.09
Diluted	$0.31	$0.30	$1.19	$1.08
Weighted Average Shares
Basic	287,104,053	291,456,906	288,433,772	293,096,212
Diluted	289,859,522	294,339,680	291,072,316	296,237,899

Cash Dividends Declared per Share	$0.090	$0.085	$0.355	$0.335

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2016	December 31, 2015
ASSETS
Cash and Short Term Investments	$723,498,272	$556,104,882
Other Current Assets	431,490,757	427,903,910
Total Current Assets	1,154,989,029	984,008,792

Plant and Equipment - Net	465,822,467	412,720,270

Goodwill	307,365,845	307,365,845
Long-Term Investments	49,894,363	95,156,539
Intangible Assets	308,275,000	327,575,000
Patents and Other Assets	23,273,129	21,846,482
Total Other Assets	688,808,337	751,943,866

Total Assets	$2,309,619,833	$2,148,672,928

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$149,857,979	$131,006,546
Long-Term Debt	178,125,000	225,625,000
Deferred Income Taxes	71,212,620	69,524,621
Shareholders' Investment	1,910,424,234	1,722,516,761
Total Liabilities & Shareholders' Investment	$2,309,619,833	$2,148,672,928